Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GeoPharma, Inc. on Form S-4 of our report dated June 28, 2007, relating to the consolidated financial statements of GeoPharma, Inc. and Subsidiaries as of March 31, 2007 and 2006 and the consolidated results of operations and cash flows for each of the three years in the three-year period ended March 31, 2007.

We also consent to the reference to our Firm under the caption “Experts” in said Registration Statement.

/s/ Brimmer, Burek & Keelan LLP
Brimmer, Burek & Keelan LLP
Tampa, Florida
July 2, 2007